Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REED ELSEVIER NV CONSOLIDATED FINANCIAL STATEMENTS

We consent to the incorporation by reference in this Registration Statement of Reed Elsevier PLC, RELX Capital Inc. and Reed Elsevier NV on Form F-3 of our reports dated February 25, 2015, relating to the consolidated financial statements of Reed Elsevier NV, and the effectiveness of Reed Elsevier NV’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Reed Elsevier PLC and Reed Elsevier NV for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Deloitte LLP

London, United Kingdom

April 24, 2015